EXHIBIT 12.1


                               [DYCOM LETTERHEAD]


                              N E W S R E L E A S E

FOR IMMEDIATE RELEASE                     Contact:  Steven E. Nielsen, President
---------------------                               and CEO
                                                    Richard L. Dunn, Senior Vice
                                                    President and CFO
                                                    (561) 627-7171

Palm Beach Gardens, Florida                                    February 23, 2004

        DYCOM ANNOUNCES FISCAL 2004 SECOND QUARTER EARNINGS AND PROVIDES
                    GUIDANCE FOR THE NEXT TWO FISCAL QUARTERS


Palm Beach Gardens, Florida, February 23, 2004--Dycom Industries, Inc. (NYSE
Symbol: "DY") announced its results today for the second quarter ended January 24, 2004. The Company reported net income for the quarter ended January 24, 2004 of $16.4 million, or $0.34 per common share diluted, versus a net loss for the quarter ended January 25, 2003 of $1.1 million, or $0.02 per common share diluted. Total contract revenues for the quarter ended January 24, 2004 were $196.4 million compared to total contract revenues of $137.2 million for the quarter ended January 25, 2003, an increase of 43.1%. Included in the net income for the second quarter of fiscal 2004 was a nonrecurring gain of $11.4 million ($6.8 million net of tax) related to the sale of long-term accounts receivable. Excluding this gain, net income for the quarter ended January 24, 2004 would have been $9.6 million, or $0.20 per common share diluted.


Dycom also announced that it has been notified by Verizon that it intends to enter into a contract with Dycom pursuant to which Dycom will perform a portion of Verizon's Fiber-to-the Premises (FTTP) buried plant installations. The contract is subject to completion of final documentation.

Additionally, Dycom provided its outlook for the third and fourth quarters of fiscal 2004. Dycom utilizes a 52/53 week fiscal year ending on the last Saturday in July. As a result, the fourth quarter of fiscal 2004 will contain 14 weeks. The Company currently expects revenue for the third quarter of fiscal 2004 to range from $185 million to $200 million and diluted earnings per share to range from $0.18 to $0.24. For the fourth quarter of fiscal 2004, the Company currently expects revenue to range from $205 million to $225 million and diluted earnings per share to range from $0.24 to $0.30.

A Tele-Conference call to review the Company's results and address its outlook will be hosted at 9:00 a.m. (ET), Tuesday, February 24, 2004; Call 888-428-4478 (United States) or 612-288-0329 (International) and request "Dycom Earnings" conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, March 25, 2004.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company's expectations for revenues and earnings per share. These statements are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.


                               ---Tables Follow---

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
January 24, 2004 and July 26, 2003
Unaudited


                                                            January 24,                      July 26,
($ in 000's)                                                   2004                            2003
                                                            ------------                     ----------
ASSETS
Current Assets:
Cash and equivalents                                      $     118,344                    $   129,852
Accounts receivable, net                                        126,645                        121,980
Costs & estimated earnings in excess of billings                 40,510                         34,814
Deferred tax assets, net                                         11,595                          8,779
Inventories                                                       3,742                          2,670
Income tax receivable                                             2,096                              -
Other current assets                                             13,710                          7,378
                                                            ------------                     ----------

Total current assets                                            316,642                        305,473

Property and Equipment, net                                      98,168                         86,894
Intangible assets, net                                          255,442                        107,345
Deferred tax asset, net                                          12,313                          7,167
Other                                                            12,835                         29,664
                                                            ------------                     ----------

Total                                                     $     695,400                    $   536,543
                                                            ============                     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                          $      26,049                    $    22,735
Notes payable                                                     4,850                             10
Billings in excess of costs & estimated earnings                  1,993                            703
Accrued self-insurance claims                                    12,995                         11,219
Customer advances                                                     -                              2
Income taxes payable                                                  -                          5,169
Other accrued liabilities                                        50,924                         30,896
                                                            ------------                     ----------

Total current liabilities                                        96,811                         70,734

Notes payable                                                    93,157                             20
Accrued self-insured claims                                      15,790                         14,175
Other liabilities                                                   931                          1,274

Stockholders' Equity                                            488,711                        450,340
                                                           ------------                     ----------

Total                                                     $     695,400                    $   536,543
                                                            ============                     ==========

NYSE:  "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited


($ in 000's except EPS)                                     Three Months Ended                    Six Months Ended
                                                        -----------------------------      ------------------------------
                                                        January 24,        January 25,     January 24,        January 25,
                                                          2004               2003            2004                2003
                                                        ----------         ----------      ----------         -----------
Contract revenues earned                              $   196,369        $   137,154     $   392,390        $    295,635
Cost of earned revenues                                   151,224            111,358         298,274             234,938
General & administrative expenses                          18,862             17,448          36,370              35,724
Depreciation & amortization                                11,009             10,461          20,342              21,290
                                                        ----------         ----------      ----------         -----------

Total costs and expenses                                  181,095            139,267         354,986             291,952
                                                        ----------         ----------      ----------         -----------

Interest (expense)/income, net                               (284)               370              34                 645
Other income, net                                             583                618           1,428               1,703
Gain on sale of long term Accounts Receivable              11,359                  -          11,359                   -
                                                        ----------         ----------      ----------         -----------

Income (loss) before income taxes                          26,932             (1,125)         50,225               6,031

Provision (benefit) for income taxes                       10,490                (14)         19,856               3,027
                                                        ----------         ----------      ----------         -----------


Net (loss) income                                     $    16,442        $    (1,111)    $    30,369        $      3,004
                                                        ==========         ==========      ==========         ===========

Earnings (loss) per common share:

Basic earnings (loss) per share                       $      0.34        $     (0.02)    $      0.63        $       0.06
                                                        ==========         ==========      ==========         ===========

Diluted earnings (loss) per share                     $      0.34        $     (0.02)    $      0.62        $       0.06
                                                        ==========         ==========      ==========         ===========

Shares used in computing earnings (loss)
   per common share:
   Basic                                                   48,285             47,870          48,157              47,866
                                                        ==========         ==========      ==========         ===========

   Diluted                                                 48,922             47,870          48,712              47,872
                                                        ==========         ==========      ==========         ===========


NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON GAAP INFORMATION
Unaudited


($ in 000's except EPS)                                          Three Months Ended                  Six Months Ended
                                                           ------------------------------     -----------------------------
                                                            January 24,       January 25,     January 24,      January 25,
                                                               2004              2003             2004             2003
                                                           -------------     ------------     ------------     ------------
Item
Gain on sale of long term Accounts
   Receivable, net of taxes of $4,544                      $      6,815      $         -      $     6,815      $         -
GAAP net income (loss)                                     $     16,442      $    (1,111)     $    30,369      $     3,004
Adjusted for items above                                         (6,815)               -           (6,815)               -
                                                           -------------     ------------     ------------     ------------
Non GAAP net income                                        $      9,627      $    (1,111)     $    23,554      $     3,004
                                                           =============     ============     ============     ============

Earnings (loss) per common share:
Basic earnings per share - GAAP                            $       0.34      $     (0.02)     $      0.63      $      0.06
Basic earnings per share - Adjustment
   for gain on sale of long term
   Accounts Receivable, net of taxes of $4,544                    (0.14)               -            (0.14)               -
                                                           -------------     ------------     ------------     ------------
Basic earnings per share - Non GAAP                        $       0.20      $     (0.02)     $      0.49      $      0.06
                                                           =============     ============     ============     ============

Diluted earnings per share - GAAP                          $       0.34      $     (0.02)     $      0.62      $      0.06
Diluted earnings per share - Adjustment for
   gain on sale of long term
   Accounts Receivable, net of taxes of $4,544                    (0.14)               -            (0.14)               -
                                                           -------------     ------------     ------------     ------------
Diluted earnings per share - Non GAAP                      $       0.20      $     (0.02)     $      0.48      $      0.06
                                                           =============     ============     ============     ============

Shares used in computing earnings (loss)
 per common share:
   Basic                                                         48,285           47,870           48,157           47,866
                                                           =============     ============     ============     ============
   Diluted                                                       48,922           47,870           48,712           47,872
                                                           =============     ============     ============     ============
